EXHIBIT 21

Matrix Service Company

Subsidiaries

Matrix Service Inc., an Oklahoma corporation

Matrix Service Inc. Canada, an Ontario, Canada corporation

Matrix Service Canada ULC, an Alberta, Canada unlimited liability corporation

Matrix SME, Inc., an Oklahoma corporation

Matrix SME Canada, Inc., a Delaware corporation

Matrix Service Industrial Contractors ULC, a Nova Scotia, Canada unlimited liability corporation

S.M. Electric Company, Inc., a New Jersey corporation

Matrix PDM Engineering, Inc., a Delaware corporation

PDM Engineering Services, Inc., a Delaware corporation

EDC Engineering Services, Inc., a Delaware corporation

Mobile Aquatic Solutions, Inc., an Oklahoma corporation